Exhibit 99.4

Consent to be Named as a Director Nominee

In connection with the filing by Brava Acquisition Corp. of the Registration Statement on Form S-l with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I, Federico Luis Guerrero, hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Brava Acquisition Corp. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: January 21, 2026	/s/ Federico Luis Guerrero
Federico Luis Guerrero

Signature